SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Green Dot Corporation
(Name of Registrant as Specified In Its Charter)

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Green Dot Corporation
3465 East Foothill Blvd.
Pasadena, California 91107
Annual Meeting of Stockholders
June 9, 2020

Supplement No. 1 to Definitive Proxy Statement dated April 29, 2020

Green Dot Corporation (the “Company”) is filing this amendment and supplement (this “Supplement”) dated May 20, 2020 to its proxy statement dated April 29, 2020 (the “Proxy Statement”) in connection with the Company’s Annual Meeting of Stockholders to be held virtually on June 9, 2020 (the “Annual Meeting”), solely to modify the description of the effect of abstentions on the proposals being considered at the Annual Meeting, which previously stated that abstentions will have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting. This description has been modified to state that with respect to Proposal No. 4: Approval of the Amendment and Restatement of the 2010 Equity Incentive Plan, abstentions will be treated as votes cast under the New York Stock Exchange rules, and therefore, will have the same effect as a vote against this proposal.

Specifically, the sentence under “Questions and Answers About the Meeting - How are abstentions and broker non-votes treated?” on page 15 of the Proxy Statement is amended and restated in its entirety to read as follow:

“Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon, except with respect to Proposal No. 4 as abstentions are treated as votes cast for purposes of stockholder approval of an equity compensation plan under the New York Stock Exchange rules and therefore, will have the same effect as a vote “AGAINST” Proposal No. 4.”

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically amended by this Supplement, all information in the Proxy Statement remains unchanged. If you have already submitted a proxy and do not wish to change your vote, you need not take any further action. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.